Exhibit 10.8

LICENSE AGREEMENT

Carnegie Mellon University - CarMell, LLC

This Agreement (hereinafter “this Agreement”) entered into as of January 30, 2008 (“Effective Date”) by and between Carnegie Mellon University, a Pennsylvania not-for-profit corporation, having a principal place of business at 5000 Forbes Avenue, Pittsburgh, PA (“Carnegie Mellon”) and CarMell, LLC, a limited liability corporation having a principal place of business at 6558 Darlington Road, Pittsburgh, PA 15217 (“Licensee”).

Witnesseth

Whereas, Carnegie Mellon owns certain rights in certain technology relating to Biocompatible Plasma-Based Plastics and is interested in licensing same;

Whereas, Licensee desires to acquire rights in and to the technology upon the terms and conditions herein set forth;

Whereas, Licensee was formed as a limited liability company but may elect in the future to convert to a corporation, and this Agreement is intended to operate in the context of either entity form;

Now Therefore, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Certain Definitions (“Defined Terms”)

1.1. “Patent(s)” shall mean any patent application, including any continuation, continuation-in-part, divisional or modification filed in the U.S. or in any other country and any patent claiming priority therefrom or reissue thereof which issues to Carnegie Mellon and specifically claims any of the Licensed Technology in existence on the Effective Date.

1.2. “Licensed Technology” or “Technology” shall mean (a) the technology described in Attachment A on an “as is” basis on the Effective Date, (b) the trade secrets and know-how, owned by Carnegie Mellon and/or for which Carnegie Mellon has the right to license and .related to the technology described in Attachment A, on an “as is” basis on the Effective Date; and (c) any Patents specifically claiming the technology or other intellectual property described in (a) or (b) above, including any claims issuing on US Patent Application Number 11/495,115; PCT/US06/29754; US Patent Application Number 60/852,368; US Patent Application Number 60/961,580; and/or US Patent Application Number 11/873,751.

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1.3. “Derivative” shall mean intellectual property developed by Licensee, which includes, or is based in whole or in part on, the Licensed Technology, which may also include Licensee-created modifications, enhancements or other technology.

1.4. “Licensed Product” or “Product” shall mean any product and/or service which constitutes, is based on, incorporates or utilizes, wholly or in part, Licensed Technology.

1.5. “Year” refers to contract years of this Agreement, i.e. a twelve (12) month period starting with the date (or anniversary) of the Effective Date.

1.6. “Fiscal Quarter” or “Quarter” shall refer to the normal quarterly accounting periods of Licensee; if Licensee does not have normal quarterly accounting periods, then “Fiscal Quarters” shall mean the calendar three months periods commencing with January of each year.

1.7. “Dispose” or “Disposition” shall mean the use, sale, lease or other transfer.

1.8. “Revenue” shall mean the U.S. Dollar value of all consideration realized by Licensee or sublicensee as applicable for the Disposition of Licensed Product(s).

1.9. “Combined Product”” shall mean a Licensed Product sold as an independent product in combination with another product of Licensee.

1.10. ““Fair Market Value’”’ shall mean a price established by Licensee on the same basis and by applying the same principles the Licensee has used in establishing current list prices for similar products.

1.11. “Net Sales” shall mean the total Revenues, less the total of all:

(a) discounts allowed in amounts customary in the trade;

(b) sales tariffs, duties and/or taxes imposed on the Licensed Products;

(c) outbound transportation prepaid or allowed; and

(d) amounts allowed or credited on returns.

No deduction shall be made for commissions paid to individuals whether they be independent sales agents or persons regularly employed by Licensee or sublicensee as applicable.

If a Licensed Product is Disposed in a Combined Product, then Net Sales for the Licensed Product shall be computed in the following manner:

First, gross revenues realized from the Disposition of the Combined Product shall be reduced by any of the foregoing allowable deductions itemized under Net Sales above in order to arrive at Net Sales for the Combined Product; second, Net Sales for the Combined Product shall be calculated by employing the following formulas:

Combined Product Net Sales = C times D divided by T, where:

C = Net Sales for the Combined Product

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D = list price of the Licensed Product when sold independently, or if such list price is unavailable, a fair and reasonable estimate of the Fair Market Value of the Licensed Product.

T = combined list prices of all products contained in the Combined Product, or if any such list prices are unavailable for any component products, the Fair Market Value of such component products.

1.12. “Royalties” shall mean Disposition royalties which are calculated as a percentage of Net Sales and will be payable by Licensee to Carnegie Mellon under the provisions of this Agreement.

1.14. ““Sublicense Fees’”’ shall mean any and all payments received by Licensee under any sublicense agreement, excluding Royalties.

1.15. “Dollar”, “U.S. Dollar” and “$ U.S.” shall mean lawful money of the United States of America.

1.16. “Prime Rate” shall mean the interest rate per annum announced from time to time by Citibank, N.A., New York, NY, as its prime rate.

1.17. “Field of Use” shall mean all applications in the life sciences including but not limited to musculoskeletal, wound care, tissue repair, regenerative medicine, cardiovascular, dental and ophthalmic applications where biomaterials have use.

1.18. “Split Agreement” shall mean the Split Agreement between Carnegie Mellon and the Creators of Licensed Technology dated                      .

1.19. “Creators” shall mean person or persons who create an item of intellectual property under conditions governed by the Carnegie Mellon Intellectual Property Policy and licensed under this Agreement. In this context, Creators shall collectively mean the six (6) Creator(s) identified in the Split Agreement, namely Lee Weiss, Phil Campbell, Jason Smith, Gregory W. Fisher, David Sipe, and Prashant Kumta.

1.20. “Creator-Founders” shall mean Creator(s) who wish to organize and participate hi Licensee, namely Jason Smith, Lee Weiss and Phil Campbell.

1.21. “Non-Founder Creators” shall mean Creator(s) who do not wish to participate directly in Licensee, namely Gregory W. Fisher, David Sipe and Prashant Kumta.

1.22. “Qualified IPO” shall mean an underwritten initial public offering by Licensee under the Securities Act of 1933, as amended, for its own account pursuant to a registration statement on Form S-1 or its equivalent where the valuation of Carnegie Mellon’s initial 8.2% equity interest in Licensee immediately preceding such offering (and without giving effect thereto) is at least Four Million Dollars (U.S. $4,000,000).

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1.23. “Qualified Sale” shall mean (i) a cash merger of Licensee with another entity in which, based upon the aggregate cash consideration delivered to Licensee’s Owners, the valuation of Carnegie Mellon’s 8.2% equity interest in Licensee is at least Four Million Dollars (U.S. $4,000,000) or (ii) a sale of substantially all the assets of Licensee to a third party in which, based upon the net proceeds from such sale distributed to the Licensee’s Owners, the valuation of Carnegie Mellon’s initial 8.2% equity interest in Licensee is at least Four Million Dollars (U.S. $4,000,000).

1.24. “Change of Control Event” shall mean (i) a Qualified IPO, (ii) a Qualified Sale, or (iii) an event after which the Owners of Licensee other than the Creator-Founders own 50% or more of Licensee.

1.25. “Shares” shall mean any of the following held by an Owner: (a) any limited liability company (“LLC”) units, capital stock or other equity interest in the Licensee; (b) any warrants, options or other rights to subscribe for or to acquire, directly or indirectly, LLC units, capital stock or other equity interest in the Licensee, whether or not then exercisable or convertible; (c) any LLC units, stock, notes, other securities or other equity interest which are convertible into or exchangeable for, directly or indirectly, LLC units, capital stock or other equity interest in the Licensee, whether or not then convertible or exchangeable; and (d) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a), (b) and (c) above by way of distribution, stock dividend or stock split or in connection with a combination of LLC units, capital stock, or other equity interest, recapitalization, merger, consolidation or other reorganization. As to any particular securities constituting Shares, such securities will cease to be Shares when they have been transferred in a public sale.

1.26. “Owner” shall mean an owner of Shares in Licensee.

1.27. ““Co-Sale Rights”” shall mean the right of an Owner to participate in any proposed sale of Shares to third parties.

1.28. “Confidential Information” shall mean any information relating to the Licensed Technology, the terms of this Agreement (as from time to time amended), and Patents covered by this Agreement or information disclosed to Licensee in the manner set forth hereinafter. All such information shall be Confidential Information, including information disclosed to Licensee prior to the Effective Date, unless such information (a) was already in Licensee’s possession prior to the disclosure thereof by Carnegie Mellon as provided in subsection 15.1(1) hereof, (b) has been published or is published hereafter, unless such publication is a breach of this Agreement, (c) is received by Licensee from a third party not under an obligation of confidentiality with respect thereto, or (d) is independently developed by Licensee.

(a) In the event that such information shall be established to have been known to Licensee prior to the disclosure thereof by Carnegie Mellon by reference to any

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publication thereof by Licensee or by reference to any internal writing or other business record maintained by Licensee in the ordinary course of business, such information shall not be deemed to be Confidential Information for purposes of this Agreement following notification to Carnegie Mellon of such fact.

(b) With respect to any information not related to the Licensed Technology which is sought by Carnegie Mellon to be Confidential Information subject to this Agreement, Carnegie Mellon shall mark such information as “Confidential” prior to disclosing it to Licensee.

(c) With respect to any oral communication not related to the Licensed Technology which is deemed by Carnegie Mellon to be Confidential Information subject to this Agreement, Carnegie Mellon shall notify Licensee of such fact and within thirty (30) days thereafter Carnegie Mellon shall send a memorandum to Licensee outlining the information deemed to be Confidential Information.

2. License Grant

2.1. Carnegie Mellon hereby grants to Licensee, and Licensee hereby accepts, an exclusive, world-wide right to use the Licensed Technology to make, have made, use, and otherwise Dispose of Licensed Products and to create Derivatives for the Field of Use.

2.2. Licensee shall be entitled to establish all proprietary rights for itself in the intellectual property represented by Derivatives, whether in the nature of trade secrets, copyrights, patents or other rights. Carnegie Mellon shall have the right to use Derivatives solely for research, educational, academic, and/or administrative purposes.

2.3. Licensee shall have the right to sublicense the Technology without the right to further sublicense (except to the relevant sublicensee’s direct customers in the ordinary course of business and to the extent necessary for the use and practice of the Licensed Products Disposed of by sublicense to said customer as required to enable such customers to use and practice the Licensed Technology which is the subject of the applicable license) within the Field of Use. Any sublicenses granted by Licensee to any person or entity, other than customers in the ordinary course of business, must provide that the obligations to Carnegie Mellon under this Agreement, including but not limited to, the obligation to indemnify Carnegie Mellon, the obligation to obtain and maintain insurance to protect Carnegie Mellon and the obligation relating to settlement of claims and/or controversies specified in this Agreement shall be binding upon such sublicense as if it were a party to this Agreement, and the economic return to Carnegie Mellon by reason of such sublicense shall be at least as great as if any Disposition by the sublicense had been a Disposition by Licensee.

2.4. Carnegie Mellon shall have the right to use, free of charge, any product or process, developed by Licensee which contains or is based on any of Licensed Technology for Carnegie Mellon solely for research, educational, academic, and/or administrative purposes.

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2.5. Carnegie Mellon shall grant Licensee the right to occupy space on Carnegie Mellon premises in accordance with the terms and conditions of the Right of Entry License set forth in Attachment D.

2.6. No provision of this Agreement shall restrict Carnegie Mellon’s ability to conduct further research and development in the Field of Use and in the area of Licensed Technology or other areas.

2.7. All Licensed Products shall be Disposed of and performed by Licensee in compliance with all applicable governmental laws, rules, and regulations. Licensee shall keep Carnegie Mellon fully informed of, and shall move expeditiously to resolve, any complaint by a governmental body relevant to the Licensed Products, except for complaints subject to Section 22 (Infringement) of this Agreement.

2.8. If a dispute, claim, suit or proceeding (each a ““Dispute’’”) is brought or initiated by a third party alleging infringement of such third party’s intellectual property rights, Licensee will have ninety (90) days after written notice of such Dispute to obtain a resolution or settlement agreeable to Carnegie Mellon, Licensee and such third party (a ““Resolution””). If Licensee fails to obtain a Resolution within such ninety (90) day period, Carnegie Mellon shall retain the right, exercisable in the sole discretion of Carnegie Mellon and upon advance notice to Licensee, to grant nonexclusive licenses under the Licensed Technology in the Field of Use to third parties as a means to resolve any such Dispute (the ““Nonexclusive License Right””). Notwithstanding Carnegie Mellon’s Nonexclusive License Right, exercisable at Carnegie Mellon’s sole discretion, Carnegie Mellon will advise Licensee and consider alternatives, if any, suggested by Licensee. Each party shall promptly notify the other parties hereto of its receipt of any such allegations. Nothing in this Section 2.8 shall be construed as obligating Carnegie Mellon to resolve any dispute or to settle or defend any claim, suit, or proceeding arising out of Licensee’s Disposition of Licensed Products. If Carnegie Mellon grants such non-exclusive license, the economic terms of this Agreement will be adjusted accordingly. Carnegie Mellon retains the right to grant either exclusive or non-exclusive licenses for the Licensed Technology in fields of use other than the Field of Use for which the license hereunder is granted.

2.9. It is a condition of the continued existence of this Agreement that Creators of the Licensed Technology having any rights under Carnegie Mellon’s Intellectual Property Policy, who are, or become in the period two years after the Effective Date, Owners (other than through distribution of Shares received by Carnegie Mellon or purchase of Shares after a public offering or the sale of substantially all of the assets of Licensee to a third party), full-time or substantially full-time employees, full-time or substantially full-time consultants, or full-time or substantially full-time subcontractors of or to Licensee, before assuming such status regarding Licensee, have executed and delivered to Carnegie Mellon an assignment to Carnegie Mellon, in the form of Attachment B of this Agreement, of their rights as Creators to receive any amounts that would otherwise thereafter be due to them under Carnegie Mellon’s Intellectual Property Policy, under or by reason of implementation of this Agreement. Licensee will be required to provide to Carnegie Mellon a signed proof of waiver from any such Creator, including name and social security

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number of Creator, who occupies the status of Owner or full-time or substantially full-time employee, full-time or substantially full-time consultant or full-time or substantially full-time subcontractor of Licensee on or before the Effective Date, and/or the period two years after the Effective Date. Such information will be provided within five (5) days of the execution of this Agreement and will be updated within five (5) days of any changes in accordance with Section 23 (Notices).

2.10. This Agreement is subject to any government purpose license rights under 35 USC §202 (c) (4) and any march-in rights of the United States of America under 35 USC §203.

3. Term of this Agreement

The term of this Agreement shall conclude at the end of twenty (20) years from the Effective Date, or on the expiration date of the last-to-expire Patent, whichever comes later, unless otherwise terminated pursuant to another provision of this Agreement.

4. Carnegie Mellon Shares

4.1. As a partial royalty for the license rights granted by Carnegie Mellon herein, Licensee agrees to the following:

(a). within thirty (30) days from the Effective Date, Licensee will execute and deliver to Carnegie Mellon 66,913 Shares of Licensee, which Shares shall constitute eight and two tenths percent (8.2%) of the total of all Shares then outstanding, and;

(b) Licensee will issue a warrant (in the form of Attachment C of this Agreement) to be exercised upon the earlier of (i) the day that Licensee’s cumulative capital funding and/or receipt of cumulative Revenues collectively equals the sum of Two Million Dollars (U.S. $2,000,000) or (ii) thirty (30) days prior to any Change of Control Event that provides for the issuance of Shares that, when added to the number of Shares then held by Carnegie Mellon, results in an amount equal to eight and two tenths percent (8.2%) of the outstanding Shares of Licensee.

4.2. Prior to a Qualified IPO or a Qualified Sale, Carnegie Mellon shall have preemptive rights with respect to additional issuances of equity securities (or securities convertible or exchangeable into equity securities) (“Equity Securities”), the effect of which will be that Carnegie Mellon shall have the right to subscribe for additional Equity Securities on the same terms and conditions applicable to other investors purchasing such Equity Securities so as to maintain Carnegie Mellon’s then percentage ownership in Licensee without dilution or diminution. The rights created by this Section 4.2 shall not apply (i) to any offering or sale of securities by Licensee in connection with a Qualified IPO, Qualified Sale, or any merger or acquisition transaction following which the Owners of Licensee immediately preceding such transaction own more than 50% of the voting control of Licensee, (ii) in connection with any Share option plan, Share purchase plan, Share bonus plan or other similar incentive or benefit plan directed

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primarily to present or prospective employees, consultants or contractors of Licensee, or (iii) to the issue or exercise of any warrants or any “equity kicker” to any bank, finance company, leasing company, insurance company or institutional lender in connection with the procurement of debt or lease financing accommodations for Licensee.

4.3. In any public offering of securities conducted by Licensee, which includes Shares held by Owners, Carnegie Mellon shall be entitled to participate on a pro rata basis to the same extent as such selling Owners (or any permitted transferee of such selling Owners) and on terms and conditions no Jess favorable to Carnegie Mellon than those provided to such selling Owners (or such permitted transferee).

4.4. Carnegie Mellon shall have Co-Sale Rights such that, if another Owner desires to sell all or any part of his or its Shares, now owned or hereinafter acquired, and Licensee or any Owner of Licensee does not exercise in full a right of first refusal to acquire such Shares, any such sale of Shares will be subject to the following rights of co-sale, Carnegie Mellon shall have the right to sell to the purchaser of the Shares, on the same terms and conditions, an amount of Shares equal to the number of Shares then owned by Carnegie Mellon equal to (i) the percentage ownership of Carnegie Mellon in the Shares of Licensee times the number of Shares to be sold or (ii) at the option of Carnegie Mellon, a lesser number of Shares. The effect of this Co-Sale Right will be to equate, on a percentage ownership basis, the number of Shares sold by the selling Owner and each of the other Owners, which may prevent the selling Owner from selling the number of Shares which he or it originally intended to sell. To the extent Carnegie Mellon is accorded a similar co-sale right in the Licensee’s Operating Agreement (or any similar agreement) and the terms of such other co-sale right conflict with the Co-Sale Right set forth in this Section 4.4., then the terms and conditions of such other Co-Sale Right shall prevail.

4.5. Notwithstanding the foregoing, the provisions of Section 4.4 shall not apply to any sale by an Owner in an underwritten public offering under an effective registration statement under the Securities Act of 1933, as amended.

5. Minimum Performance Requirements

5.1. Licensee shall use its best efforts to effect introduction of Licensed Technology into the commercial market as soon as possible; thereafter, until the expiration of this Agreement, Licensee shall keep Licensed Technology reasonably available to the public.

5.2. Licensee shall achieve the following milestones:

(i)	Submission of a business plan to Carnegie Mellon, solely acceptable to Carnegie Mellon, by June 30, 2008.

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(ii)

Receipt of cumulative capital funding in the amount of $500K within 12 months from the Effective Date of this. Agreement, or commencement of negotiations of a sub-license for the Licensed Technology in the Field of Use within 12 months from the Effective Date of this Agreement.

(iii)	Initial product specification developed and preliminary market testing for a Licensed Product completed no later than 12 months from the Effective Date of this Agreement.

(iv)	Completion of additional animal and in vitro testing to support the Company’s business plan and FDA regulatory strategy within 24 months from the Effective Date of this Agreement.

(v)

Receipt of cumulative capital funding in the amount of $2M within 36 months from the Effective Date of this Agreement, or the entering into of a sub-license for the Licensed Technology in the Field of Use within 36 months from the Effective Date of this Agreement.

(vi)

Filing of FDA application for clearance within 36 months from the Effective Date of this Agreement for a Licensed Product, if initial product is classified as a Class II Medical Device by FDA, or filing of FDA application for investigational device exemption (IDE) or investigational new drug (IND) within 36 months from the Effective Date of this Agreement for a Licensed Product, if initial product is classified as a Class III Medical Device or a Biologic by FDA.

(vii)	Introduction of a Licensed Product to be achieved within 12 months of receipt of FDA clearance to market.

5.3. Licensee’s failure to perform in accordance with Sections 5.1 or 5.2 herein shall be grounds for Carnegie Mellon to terminate this Agreement pursuant to Section 11.2 herein.

6. Royalties and Payment Terms

6.1. Royalties payable by Licensee to Carnegie Mellon shall be two and seven hundredths percent (2.07%) of Net Sales. However, no Royalties from Dispositions of Licensed Products by Licensee under this Section shall be due and payable to Carnegie Mellon for a period of three (3) years following the Effective Date or until the closing of a Change of Control Event, whichever may occur sooner.

6.2. Licensee shall pay Carnegie Mellon twenty-five percent (25%) of Sublicense Fees. Such payments shall be due upon receipt of Sublicense Fees by Licensee.

6.3. All payments due to Carnegie Mellon for the term of this Agreement, shall be paid by Licensee to Carnegie Mellon, as set forth in this Section 6, for each Fiscal Quarter within sixty (60) days after the end of such Fiscal Quarter, until this Agreement expires or is terminated in

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accordance with the terms of this Agreement. If this Agreement terminates before the end of a Fiscal Quarter, the payment for the terminal fractional portion of a Fiscal Quarter shall be made within ninety (90) days after the date of termination of this Agreement. All payments hereunder shall be paid in U.S. Dollars and shall be made by wire transfer to Carnegie Mellon’s account No. 197-9003 ABA043000261, Carnegie Mellon Ref. Nos. 2002-058; 2006-005; 2007-041; 2007-046, at Mellon Bank’s Pittsburgh office, or by Licensee’s check sent in accordance with Section 22 (Notices).

6.4. All amounts payable hereunder which are overdue shall bear interest until paid at a rate equal to the Prime Rate in effect at the date such amounts were due plus four percent (4%) per annum, but in no event to exceed the maximum rate of interest permitted by applicable law. This provision for interest shall not be construed as a waiver of any rights Carnegie Mellon has as a result of Licensee’s failure to make timely payment of any amounts.

7. Reports and Audits

7.1. Licensee shall report Quarterly to Carnegie Mellon Net Sales and Revenues which are subject to Royalty and/ or Sublicense Fee payments.

7.2. Licensee shall maintain accurate books and records such that the Royalties and other amounts due and payable hereunder can be easily ascertained. Such books and records shall be maintained at Licensee’s principal place of business and shall be available for inspection by Carnegie Mellon or its representatives during the normal business day upon not less than ten (10) days prior written notice. Licensee shall make available Licensee’s books and records for audit by Carnegie Mellon or its designee, and Licensee agrees to cooperate fully in any such audit, provided that Carnegie Mellon and its designee (if any) agree to protect the confidentiality of the information as to the customers of Licensee. Any such audit shall not be more frequent than annually. In the event that such audit determines that the amounts paid to Carnegie Mellon were deficient by more than five percent (5%), Licensee shall, within thirty (30) days following written notice of such deficiency, pay the costs of the audit and make payment of the deficiency.

7.3. Licensee shall report to Carnegie Mellon the date of the first commercial Disposition of a Licensed Product within sixty (60) days of occurrence in each country.

7.4. Within sixty (60) days after the end of each of Licensee’s fiscal years, Licensee shall furnish Carnegie Mellon with a written report on the progress of its efforts during the immediately preceding fiscal year to develop and commercialize Licensed Products. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

7.5. Within sixty (60) days after the end of each of Licensee’s fiscal years, Licensee shall provide Carnegie Mellon with Licensee’s financial statements for the immediately preceding fiscal year (including, at a minimum, an income statement, a statement of cash flows, and a balance sheet) that have been certified by Licensee’s treasurer, chief financial officer, or an independent auditor.

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8. Improvements

8.1. Discussion of a problem during collaboration between the parties to this Agreement will not create any rights to ownership of patents, copyrights, mask work rights, trade secrets or other intellectual property rights in solutions to the problem developed solely by employees, agents or consultants of the other party hereto.

8.2. Licensee will own all of the right, title and interest (including patents, copyrights, mask work rights, trade secrets and any other intellectual property rights, but excluding Patents) in and to the results of the collaboration between the parties that are developed solely by Licensee employees, agents or consultants when acting as such.

8.3. Carnegie Mellon will own all of the right, title and interest (including patents, Patents, copyrights, mask work rights, trade secrets and any other intellectual property rights) in and to the results of the collaboration between the parties that are developed solely by Carnegie Mellon employees, agents or consultants when acting as such.

8 .4. All intellectual property which results in Patents or Licensed Technology developed jointly by employees, agents or consultants of Carnegie Mellon, when acting as such, and employees, agents or consultants of Licensee, when acting as such, shall be owned by Carnegie Mellon. Licensee may utilize such jointly developed property pursuant to the terms of this Agreement. Carnegie Mellon may issue licenses to others regarding such jointly developed property which results in Patents or Licensed Technology, as long as such licenses do not violate any exclusive license to Licensee then existing under Section 2 (License Grant). If any other property rights are developed jointly by employees, agents or consultants of Carnegie Mellon, when acting as such, and employees, agents or consultants of Licensee, when acting as such, which would not constitute a Patent or Licensed Technology and which are not subject to another agreement between Carnegie Mellon and Licensee, Carnegie Mellon and Licensee shall jointly own (without any duty to account to the other for profits) all right, title and interest (including patents, copyrights, mask work rights, trade secrets, and other intellectual property rights) in and to the results of such joint development. If any patentable invention which would not constitute a Patent or Licensed Technology arises out of such joint development by employees, agents or consultants of Carnegie Mellon and Licensee, Carnegie Mellon and Licensee will engage in good faith efforts to mutually agree on whether and how to pursue patent, copyright or mask work protection of the invention in the U.S. and elsewhere.

8.5. Except as provided in this Section 8, nothing herein shall be deemed to grant any license or rights in any technology other than the Licensed Technology.

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9. Patents and Other Intellectual Property

9.1. Intellectual property rights to Licensed Technology such as Patent(s), patent(s), and copyrights which may be obtainable will remain the property of Carnegie Mellon. Trademarks existing on the Effective Date belong to Carnegie Mellon.

9.2. Carnegie Mellon shall initially advance the cost of all Patent expenses and fees for U.S. Patent Application Number 10/391,458; US Patent Application Number 11/495,115; PCT/US06/29754; US Patent Application Number 60/852,368; or 60/961,580. (associated with Carnegie Mellon Invention Disclosures, “Method and Apparatus for Printing 3D Fibrin Matrices,” “Method and Apparatus for Printing 3D Matrices In-Situ,” “Method and Apparatus for Manufacturing Autologous Plastics,” and “Plasma-Based Plastics”) up to and including the Patent Cooperation Treaty (PCT) and PCT, Chapter II. Licensee shall reimburse Carnegie Mellon for all such Patent expenses and fees at the earlier of: (i) three (3) years from the Effective Date, (ii) the closing date of a Change of Control Event or (iii) for international patents, from the start of expenses for patenting outside the USA. Thereafter, Licensee shall pay for or reimburse Carnegie Mellon for all fees and expenses related to future Patenting expenses, within thirty (30) days of receipt of each Notification or bill.

9.3. Carnegie Mellon has applied for, and/or will apply for and prosecute Patent coverage in any country if so requested by Licensee, at Licensee’s sole expense, for any and all Patents to the extent that such protection is reasonably obtainable.

9.4. Carnegie Mellon may, at its option and sole discretion and at its own expense pursue patent, copyright and/or trademark rights for Licensed Technology in any country for which coverage has not been requested by Licensee in accordance with Subsection 9.3 above. If Licensee does not reimburse Carnegie Mellon for such amounts within thirty (30) days of the receipt of each notification or bill therefor, then Licensee shall have no rights relating to same in that country.

9.5. Licensee acknowledges and agrees that Licensee shall not, directly or indirectly, initiate or participate in any re-examination of, opposition to, or legal challenge to the validity or enforceability of, the Patents in any court or before any administrative body (including any patent authorities).

10. Markings, Trademarks and Trade Names

10.1. Licensee shall have included in all sales, marketing literature and invoices relating to Licensed Product, a statement if applicable, either “Patent Pending” or, if applicable, “U.S. Patent Number[X,XXX,XXX].”

10.2. Licensee shall have marked the appropriate portions of all Licensed Product with any applicable U.S. and foreign Patent numbers in accordance with the applicable laws of the countries in which the materials are intended to be used. Licensee shall neither register nor use any Carnegie Mellon trademarks or trade names.

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10.3. Licensee acknowledges that it does not have any rights or any title whatsoever in or to Carnegie Mellon’s technology, trade name or in or to any of Carnegie Mellon’s trademarks, except as provided under this Agreement. Any reference by Licensee to Carnegie Mellon beyond the above may only be done with express written permission of Carnegie Mel1on’s Director of the Center for Technology Transfer and Enterprise Creation (or any successor office).

11. Termination

11.1. In the event that Licensee defaults in the payment in full of any amount required to be paid under this Agreement on the date such payment is due, in addition to utilizing any other legal and/or equitable remedies, Carnegie Mellon shall have the right by written notice to Licensee to (a) terminate the exclusivity, if any, of the license hereunder in (by amending the word “exclusive” in the License Grant to read “non-exclusive”) without any reduction in any of the payments due from Licensee or (b) terminate this Agreement; provided, however, that if Licensee’s default under this Section 11.1 is the result of an unintentional error in calculation, then Licensee shall have thirty (30) days after written notice from Carnegie Mellon of such default to cure such default.

11.2. In the event that either party to this Agreement defaults in the performance of any of its obligations hereunder (other than the default referred to in Section 11.1. hereof) and fails to cure such default within thirty (30) days, or in the case of any default by Licensee pursuant to Sections 5.1 or 5.2 (Minimum Performance Requirements) hereof ninety (90) days, after written notice of such default from such other party, then this Agreement shall terminate sixty (60) days after the expiration of such 30-day or 90-day period, as the case may be.

11.3. The termination of this Agreement pursuant to this Section or pursuant to Section 3 hereof shall not terminate (a) the obligation of Licensee to pay any amounts which have accrued or would otherwise be required to be paid by Licensee under the terms of this Agreement, in the event this Agreement is terminated by Carnegie Mellon, and (b) the obligations of Licensee under Sections 7 (Reports and Audits), 9 (Patents and Other Intellectual Property), 11 (Termination), 12 (Taxes), 15 (Confidentiality and Trade Secrets), 16 (Indemnification), 17 (Insurance), 21 (Dispute Resolution), and 22 (Infringement) hereunder.

12. Taxes

Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Licensed Products made, used or Disposed of and all taxes assessed or levied on, or on account of, the amounts payable to, or for the account of, Carnegie Mellon under this Agreement (other than Carnegie Mellon’s U.S. federal, state or local income or franchise taxes).

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13. NO WARRANTY; LIMITATION AS TO TYPES OF DAMAGES

ANY AND ALL INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY AND OTHER PROPERTY AND RIGHTS GRANTED AND/OR PROVIDED BY CARNEGIE MELLON PURSUANT TO THIS AGREEMENT, INCLUDING THE LICENSED TECHNOLOGY ARE GRANTED AND/OR PROVIDED ON AN “AS IS” BASIS. CARNEGIE MELLON MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, AND ALL SUCH WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CARNEGIE MELLON DOES NOT MAKE ANY WARRANTY OF ANY KIND RELATING TO EXCLUSIVITY, INFORMATIONAL CONTENT, ERROR-FREE OPERATION, RESULTS TO BE OBTAINED FROM USE, FREEDOM FROM PATENT, TRADEMARK AND COPYRIGHT INFRINGEMENT AND/OR FREEDOM FROM THEFT OF TRADE SECRETS. LICENSEE IS PROHIBITED FROM MAKING ANY EXPRESS OR IMPLIED WARRANTY TO ANY THIRD PARTY ON BEHALF OF CARNEGIE MELLON RELATING TO ANY MATTER, INCLUDING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED FROM THE INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS, INCLUDING THE LICENSED TECHNOLOGY GRANTED AND/OR PROVIDED BY CARNEGIE MELLON PURSUANT TO THIS AGREEMENT

CARNEGIE MELLON SHALL NOT BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY REASON WHATSOVER ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY BREACH OF THIS AGREEMENT) FOR LOSS OF PROFITS OR FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF CARNEGIE MELLON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR HAS OR GAINS KNOWLEDGE OF THE EXISTENCE OF SUCH DAMAGES.

14. Costs

All costs and expenses incurred by Licensee in carrying out Licensee’s obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties hereunder or otherwise therefor from Carnegie Mellon. Licensee shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the exportation or Disposition of Licensed Products and/or Licensed Technology.

15. Confidentiality and Trade Secrets

15.1. Licensee shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall Licensee use or exploit in any way without Carnegie Mellon’s written agreement, any Confidential Information until three (3) years after the later of the date of termination of this Agreement or the end of the term of the last to expire Patent, unless such information ceases to be Confidential Information prior to the end of such period through no fault

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of Licensee or Licensee and Carnegie Mellon enter into an agreement authorizing same. The restrictions set forth in this Section 15.1 shall be expressly subject to, and qualified by, the Licensed Technology licenses granted by Carnegie Mellon to Licensee hereunder provided that no disclosures shall be made except as necessary for Licensee to operate pursuant to such licenses.

15.2. Licensee shall exercise all reasonable precautions to prevent the disclosure of Confidential Information by its employees or representatives, and in any event shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which Licensee maintains to prevent the disclosure of its own confidential information but no less than a reasonable standard of care.

15.3. Upon termination of this Agreement, Licensee agrees to return at once to Carnegie Mellon, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Information.

16. Indemnification

Licensee shall defend, indemnify, and hold harmless Carnegie Mellon and its trustees, officers, employees, attorneys and agents from and against any liability, damage, loss or expense (including attorneys’ fees and expenses) arising out of or relating to Licensee’s and/or its sublicensee’s negligent use or willful misuse of or negligent conduct or willful misconduct regarding Licensed Products, Licensed Technology or Derivatives, including but not limited to, any claims of product liability, personal injury, death, damage to property or violation of any laws or regulations.

17. Insurance

Licensee shall, at its own expense, obtain and maintain throughout the term of this Agreement, commercial general liability insurance with a limit of not less than one million ($1,000,000) U.S. Dollars per occurrence and two million U.S. Dollars ($2,000,000) aggregate for products liability and completed operations from an insurance company(ies) having a financial rating from AM Best or similar rating service of at least an “A-”. Carnegie Mellon shall be identified and named as an additional insured on such insurance policy(ies). Licensee agrees to provide Carnegie Mellon with evidence of such insurance upon the execution of this Agreement (and thereafter from time to time as Carnegie Mellon may request).

18. No Acquiescence

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

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19. Entire Agreement

This Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto relating to the subject matter hereof and may not be amended or altered in any respect except in a writing executed by the parties.

20. Governing Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles in that or any other jurisdiction.

21. Dispute Resolution

All claims and/or controversies of every kind and nature arising out of or relating to this Agreement, including any questions concerning its existence, negotiation, validity, meaning, performance, non-performance, breach, continuance or termination shall be settled (a) at either party’s election, by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and, in such case (i) the arbitration proceedings shall be conducted before a panel of three arbitrators, with each party selecting one disinterested arbitrator from a list submitted by the AAA and the two disinterested arbitrators selecting a third arbitrator from the list, (ii) each party shall bear its own cost of arbitration, (iii) all arbitration hearings shall be conducted in Allegheny County, Pennsylvania, and (iv) the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court of before any administrative tribunal with respect to any claim or controversy arising out of or relating to this Agreement and which is arbitrable as provided in this Agreement, provided that either party may seek injunctive relief in a court of law or equity to assert, protect or enforce its rights in any intellectual property and/or confidential or proprietary information as described in this Agreement, or (b) in the event that neither party elects binding arbitration as permitted in point (a) above, exclusively in the U.S. District Court for the Western District of Pennsylvania or, if such Court does not have jurisdiction, in any court of general jurisdiction in Allegheny County, Pennsylvania and each party consents to the exclusive jurisdiction of any such courts and waives any objection which such party may have to the laying of venue in any such courts.

22. Infringement

22.1. So long as Licensee remains the exclusive licensee of any of the Patents in the Field of Use, Licensee shall have the right during the term of this Agreement to commence an action for infringement of any of those Patents against any third party for any infringement occurring within

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the Field of Use, provided that Licensee shall provide Carnegie Mellon thirty (30) days’ prior written notice of such infringement and of Licensee’s intent to file such action. Carnegie Mellon shall have the right at its own expense (subject to being reimbursed from any settlement amount or proceeds as provided herein) to appear in such action by counsel of its own selection. If required by the jurisdictional laws of the forum that any such action be prosecuted in the name of the owner of the Patent or that Carnegie Mellon be joined as a party-plaintiff, Carnegie Mellon shall voluntarily appear; provided that Licensee shall hold Carnegie Mellon harmless from, and indemnify Carnegie Mellon against any liability, damage, loss, or expense that Carnegie Mellon suffers or incurs, including Carnegie Mellon’s attorneys’ fees and expenses, in connection with, in consequence of or resulting from such action and that if such appearance could subject Carnegie Mellon to any unrelated action or claim of a third party or Licensee in that or any other jurisdiction, then Carnegie Mellon shall have the right to decline such appearance. All liability, damage, loss, or expense suffered or incurred by Carnegie Mellon in accordance with the preceding sentence, including reasonable compensation for the time of any Carnegie Mellon personnel, shall be paid by Licensee as the same as incurred by Carnegie Mellon. Settlement of any action brought by Licensee shall require the consent of Carnegie Mellon and Licensee, which neither shall unreasonably withhold from the other, and any settlement amount or recovery for damages shall be applied as follows: (a) first, to reimburse the parties for their unreimbursed expenses in connection with the litigation; and (b) second, Carnegie Mellon shall receive compensation for unreimbursed time of any Carnegie Mellon personnel involved in the action; and (c) third, Carnegie Mellon shall receive two and seven one hundreths percent (2.07%) of any monies remaining.

22.2. In the event that Licensee is unsuccessful in persuading an alleged infringer to desist and fails to initiate any infringement action contemplated by Section 22.l within a reasonable time after Licensee first becomes aware of the basis for such action, Carnegie Mellon shall have the right, in its sole discretion, to prosecute such infringement action at its sole expense, provided that, before commencing any such action concerning the Field of Use, Carnegie Mellon shall provide Licensee written notice of such infringement and of Carnegie Mellon’s intent to file such action. Licensee shall have the right at its own expense to appear in such action by counsel of its own selection. If Carnegie Mellon provides Licensee with such notice and Licensee fails to initiate an action against such third party prior to the commencement of an action by Carnegie Mellon, then any settlement amount or recovery shall belong to Carnegie Mellon, and Carnegie Mellon may settle said action without the consent of Licensee.

22.3. Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee, Licensee shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to Carnegie Mellon pursuant to this Agreement.

23. Notices

Any notice under any of the provisions of this Agreement shall be deemed given when (a) personally delivered, or (b) sent prepaid by nationally recognized overnight carrier, or (c) deposited in the mail, postage prepaid, registered or certified first class mail, and in the case of

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(b) or (c), when addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party. Each party shall in the case of (b) or (c), transmit to the other a facsimile copy or an electronic mail copy of each such notice promptly after sending same by nationally recognized overnight carrier or depositing same in the mail, as applicable.

24. Assignment

Except as provided in Section 2.3 of this Agreement, Licensee shall not assign or transfer this Agreement or any interest herein without the prior written consent of Carnegie Mellon.

25. Headings

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

26. Severability

If any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction, or declared under any law, rule or regulation of any government having jurisdiction over the parties hereto, to be invalid, illegal or otherwise unenforceable, then such provision will, to the extent permitted by the court or government not be voided but will instead be construed to give effect to its intent to the maximum extent permissible under applicable law and the remainder of this Agreement will remain in full force and effect according to its terms.

(The balance of this page is intentionally left blank).

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The parties hereto have caused this Agreement to be executed by their duly authorized representatives in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

Carnegie Mellon University

By:	/s/ Susan Burkett
Susan Burkett
Associate Vice President

Date:	1/31/08

Address for Notices:

Carnegie Mellon University

4615 Forbes Avenue, Suite 302

Pittsburgh, PA 15213

Attention: Director, Center for Technology Transfer and Enterprise Creation

Facsimile: 412-268-7395

CarMell, LLC

By
<Name>

Date:	30 Jan 08

Address for Notices:

Attention:

Facsimile:

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Attachment A

Description of Licensed Technology

The inventions entitled “Method and Apparatus for Printing 3D Fibrin Matrices,” “Method and Apparatus for Printing 3D Matrices In-Situ,” “Method and Apparatus for Manufacturing Autologous Plastics,” and “Plasma-Based Plastics” and the related documentation, if any, disclosed on October 3, 2001, July 19, 2005, September 25, 2006, and June 22, 2007and bearing Carnegie Mellon File #s 2002-026, 2006-005. 2007-041, and 2007-046 on an “as is” basis on the Effective Date.

US Patent Application Number 11/495,115

Title: Biocompatible Polymers and Methods of Use

Inventors: Lee Weiss, Phil Campbell, Prashant Kumta, Gregory Fisher, David Sipe

Patent Application Number PCT/US06/29754

Title: Bioresorabable Elastomeric or Pliant Material for Tissue Engineering

Inventors: Lee Weiss, Phil Campbell

US Patent Application Number 11/873,751

Title: Method and Apparatus for Manufacturing Plasma Based Plastics and

Biolplastics Produced Therefrom

Inventors: Lee Weiss, Phil Campbell, James Burgess

US Provisional Patent Application Number 60/852,368

Title: Method and Apparatus for Manufacturing Autologous Plastics

Inventors: Lee Weiss, Phil Campbell, James Burgess

US Provisional Patent Application Number 60/961,580

Title: Plasma-Based Plastics

Inventors: Lee Weiss, Phil Campbell, James Burgess

Carnegie Mellon/ Carmell License Final	20

Attachment B

Assignment Agreement

Name of Invention:	Carnegie Mellon File:

The undersigned, while an employee of Carnegie Mellon University (“Carnegie Mellon”), was a creator of technology currently licensed by Carnegie Mellon to <Company> (“Licensee”). The undersigned creator is or intends to become a Shareholder (other than through distribution of Shares received by Carnegie Mellon or purchase of Shares after a public offering or the sale of substantially all of the assets of Licensee to a third party), full-time employee, full-time consultant, or full-time subcontractor of or to Licensee (in the period two years after the Effective Date of the License Agreement). Accordingly, pursuant to the terms of the License Agreement between Carnegie Mellon and Licensee, the undersigned creator assigns to Carnegie Mellon the right to receive any and all proceeds from the License Agreement between Carnegie Mellon and Licensee that would otherwise be distributable to the undersigned creator under Carnegie Mellon University’s Intellectual Property Policy and which are not yet in the possession of the undersigned creator, including, but not limited to, any royalties and any stock currently being held by or received in the future by Carnegie Mellon, whether for the undersigned creator’s account or Carnegie Mellon’s own account.

This document is executed with the intent to be legally bound hereby.

Creator:	Carnegie Mellon University

By:
Name (print)		Susan Burkett
Associate Vice President

Name (signature)	Date

Social Security No.

Date

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Attachment C

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. These securities have been acquired for investment and not with a view to distribution, and may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such securities under the Securities Act of 1933, as amended, or an opinion of counsel delivered to the Company that registration is not required under such Act.

CARMELL, LLC

WARRANT CERTIFICATE

Dated as of

Warrant to Purchase Equity Interest

Section 1. Grant of Warrant. CarMell, LLC, a limited liability corporation (the “Company”), hereby certifies that, for value received, CARNEGIE MELLON UNIVERSITY (“Carnegie Mellon”) is entitled to purchase, at an aggregate exercise price of $10.00 (the “Exercise Price”) for all Shares evidenced by this Warrant, during the Exercise Period (defined below) up to that number of Shares (as that term is defined in the License (as defined herein)) of the Company (“Equity Interest”) subject to adjustment as herein provided (as so adjusted from time to time, the “Warrant Shares”) that would constitute, when issued and when added to the Shares issued to Carnegie Mellon on                      pursuant to Section 4.1 of the License, eight and two one tenths percent (8.2%) of the outstanding Shares of the Company on a fully-diluted basis, that is, treating as outstanding for this purpose all Shares issuable upon exercise or conversion of outstanding warrants, options, purchase rights or convertible securities (whether or not exercisable or convertible as of the date hereof), and treating as an Equity Interest for this purpose all equity securities of any series or class, all subject to the terms and conditions set forth herein.

Section 2. Registration. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, in the name of the record holder of this Warrant from time to time. The Company may deem and treat the registered holder of each Warrant as the absolute owner thereof for the purpose of any exercise thereof or any distribution to the holder thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

Section 3. Registration of Transfers and Exchanges.

(a) General. The Company shall register the transfer of any Warrant upon records to be maintained by the Company for that purpose, upon surrender of this Warrant Certificate, with the Form of Assignment attached hereto duly filled in and signed, to the Company at the office specified in or pursuant to Section 4(c). Upon any such registration of transfer, a new Warrant Certificate, in substantially the form of this Warrant Certificate, evidencing the Warrant so transferred shall be issued to the transferee and a new Warrant Certificate, in similar form, evidencing the remaining Warrant not so transferred, if any, shall be issued to the then registered holder thereof.

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(b) Warrant Exchangeable for Different Denominations. This Warrant Certificate is exchangeable, upon the surrender hereof by the holder hereof at the office of the Company specified in or pursuant to Section 4(c), for new Warrant Certificates, in substantially the form of this Warrant Certificate, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder, each of such new Warrant Certificates to be dated the date of such exchange and to represent the right to purchase such number of Warrant Shares as shall be designated by said holder hereof at the time of such surrender.

Section 4. Duration and Exercise of Warrant.

(a) Duration. The Warrant shall be exercisable by the registered holder thereof on any business day before 5:00 P.M., Pittsburgh time, on the last day of the Exercise Period (the “Expiration Date”). At 5:00 P.M., Pittsburgh time, on the Expiration Date, each Warrant not exercised prior thereto shall expire and be and become void and of no value and all rights under this Warrant Certificate, other than the rights granted with respect to Warrant Shares pursuant to Section 11, shall cease as of such time.

(b) Exercise. Subject to the provisions of this Warrant Certificate, the holder of each Warrant on or prior to the Expiration Date shall have the right to purchase from the Company (and the Company shall be obligated to issue and sell to such holder) at the Exercise Price the number of fully paid and non-assessable Warrant Shares up to the maximum amount described in Section 1 of this Warrant Certificate. The Warrant represented hereby is being issued to Carnegie Mellon in connection with a License Agreement dated as of January 30, 2008 (as it may be amended from time to time, the “License”) between Carnegie Mellon, as licensor, and the Company, as licensee. The Warrant shall be exercisable upon the earlier of (i) the day that the Company’s cumulative capital funding and/or receipt of cumulative Revenues collectively equals at least $2,000,000 or (ii) 30 days prior to any Qualified Sale (as defined in the License) or any other merger, consolidation, reorganization, combination or similar transaction in which the Shareholders of the Company immediately before such transaction do not continue to control at least a majority of the voting interests in the Company after such transaction. The Warrant shall continue to be exercisable for a period of 30 days following the occurrence of the applicable triggering event described in the immediately preceding sentence (the “Exercise Period”). This Warrant shall be automatically exercised in full, to the extent not previously exercised, upon the date of the consummation of a Qualified IPO (as such term is defined in the License), and the Company thereupon shall issue to the holder the Warrant Shares upon surrender of the certificates representing the Warrant and payment of the Exercise Price, and thereafter all rights under this Warrant Certificate, other than the rights granted with respect to Warrant Shares pursuant to Section 11, shall cease as of such time.

(c) Manner of Exercise. Upon surrender of this Warrant Certificate, with the Form of Election to Purchase attached hereto duly filled in and signed, to the Company at its office at                     , or at such other address as the Company may specify in writing to the then registered holder of the Warrant, and upon payment of the Exercise Price, all as specified by the holder of this Warrant Certificate in the Form of Election to Purchase, the Company shall promptly issue and cause to be delivered to or upon the written order of the registered holder of such Warrant, and in such name or names as such registered holder may designate, a certificate for the Warrant Shares issued upon such exercise of such Warrant. Any person or entity so designated to be named therein shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of such Warrant. The “Date of Exercise” of any Warrant means the date on which the Company shall have received (i) this Warrant Certificate, with the Form of Election to Purchase attached hereto appropriately filled in and duly signed, and (ii) payment of the Exercise Price for such Warrant.

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(d) Partial Exercise. The Warrant evidenced by this Warrant Certificate shall be exercisable during the Exercise Period, either as an entirety or for part only of the number of Warrant Shares evidenced by this Warrant Certificate. If less than all of the Warrant Shares evidenced by this Warrant Certificate are exercised at any time during the Exercise Period, the Company shall issue, at its expense, a new Warrant Certificate, in substantially the form of this Warrant Certificate, for the remaining number of Warrant Shares evidenced by this Warrant Certificate.

Section 5. Payment of Taxes. The Company will pay all taxes attributable to the issuance of the Warrant and the Warrant Shares; provided, however, that the Company shall not be required to pay any tax in respect of the transfer of the Warrant, or the issuance or delivery of certificates for Warrant Shares or other securities in respect of the Warrant Shares upon the exercise of the Warrant, to a person or entity other than a then existing registered holder of the Warrant or an Affiliate of such registered holder. An “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.

Section 6. Mutilated or Missing Warrant Certificate. If this Warrant Certificate shall be mutilated, lost, stolen or destroyed, upon request by the registered holder of the Warrant the Company will issue, in exchange for and upon cancellation of the mutilated Warrant Certificate, or in substitution for the lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate, in substantially the form of this Warrant Certificate, of like tenor and representing the equivalent number of Warrant Shares, but, in the case of loss, theft or destruction, only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of this Warrant Certificate and, if requested by the Company, indemnity also satisfactory to it.

Section 7. Reservation, Listing and Issuance of Warrant Shares.

(a) General. Until the Expiration Date, the Company will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise of the Warrant, the number of shares of Warrant Shares deliverable upon exercise of the Warrant. The Company will, at its expense, use its best efforts to cause such Warrant Shares to be listed (subject to issuance or notice of issuance of Warrant Shares) on all stock exchanges on which the Equity Interest is listed not later than the first anniversary of the License.

(b) Status of Warrant Shares. The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant Certificate, be (i) duly authorized, fully paid and non-assessable, and (ii) free from all taxes with respect to the issuance thereof and from all liens, charges and security interests, in each case created by the Company.

Section 8. Certain Adjustments.

(a) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the Company (i) consolidates with or merges into any other corporation and is not the continuing or surviving corporation of such consolidation or merger, or (ii) permits any other corporation to consolidate with or merge into the Company and the Company is the continuing or surviving corporation but, in connection with such consolidation or merger, the Equity Interest is changed into or exchanged for stock or other securities of any other corporation or cash or any other assets, or (iii) transfers all or substantially all of its properties and assets to any other corporation, or (iv) effects a capital reorganization or reclassification of the capital stock or ownership of the Company in such a way that holders of an Equity Interest shall be entitled to

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receive stock, securities, cash or assets with respect to or in exchange for the Equity Interest, then, and in each such case, proper provision shall be made so that, upon the basis and upon the terms and in the manner provided in this subsection (a), the holder of this Warrant Certificate, upon the exercise of the Warrant at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive (at the aggregate Exercise Price in effect for all Shares issuable upon such exercise immediately prior to such consummation as adjusted to the time of such transaction), in lieu of Shares issuable upon such exercise prior to such consummation, the stock and other securities, cash and assets to which such holder would have been entitled upon such consummation if such holder had so exercised such Warrant immediately prior thereto (subject to adjustments subsequent to such corporate action as nearly equivalent as possible to the adjustments provided for in this Section 8).

(b) Notices. In case at any time:

(A) the Company shall declare any cash dividend or distribution on its Equity Interest;

(B) the Company shall pay any dividend payable in stock or other ownership interest upon its Equity Interest or make any distribution (other than regular cash dividends) to the holders of its Equity Interest;

(C) the Company shall offer for subscription pro rata to the holders of its Equity Interest any additional shares of stock or other ownership of any class or other rights;

(D) the Company shall authorize the distribution to all holders of its Equity Interest of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of earnings or earned surplus or dividends payable in Equity Interest);

(E) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation (other than a subsidiary of the Company in which the Company is the surviving or continuing corporation and no change occurs in the Company’s Equity Interest), or sale of all or substantially all of its assets to, another corporation; or

(F) there shall be a voluntary or involuntary dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, or winding up of the Company then, in any one or more of said cases, the Company shall give written notice, addressed to the holder of this Warrant Certificate at the address of such holder as shown on the books of the Company, of (1) the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (2) the date (or, if not then known, a reasonable approximation thereof by the Company) on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up or other action, as the case may be, shall take place. Such notice shall also specify (or, if not then known, reasonably approximate) the date as of which the holders of Equity Interest of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Equity Interest for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up, or other action, as

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the case may be. Such written notice shall be given at least twenty days prior to the action in qúestion and not less than twenty days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.

(c) Certain Events. If any event occurs as to which the other provisions of this Section 8 are not strictly applicable but the lack of any adjustment would not fairly protect the purchase rights of the holder of this Warrant Certificate in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the purchase rights of the holder of this Warrant Certificate in accordance with the basic intent and principles of such provisions, then at the request of the holder the Company shall appoint a firm of independent certified public accountants of recognized national standing reasonably satisfactory to the holder, which shall give their opinion upon the adjustment, if any, on a basis consistent with the basic intent and principles established in the other provisions of this Section 8, necessary to preserve, without dilution, the exercise rights of the registered holder of this Warrant Certificate. Upon receipt of such opinion, the Company shall forthwith make the adjustments described therein.

Section 9. No Rights as a Owner. No bolder of this Warrant Certificate, as such, shall be entitled to vote or be deemed the holder of an Equity Interest or any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant Certificate, as such, the rights of an owner of the Company or the right to vote for the election of directors or upon any matter submitted to owners at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting owners (except as provided herein), or to receive dividends or subscription rights or otherwise, until the Date of Exercise of Warrant shall have occurred.

Section 10. Fractional Warrant and Fractional Warrant Shares.

(a) Fractional Warrant. The Company shall not be required to issue fractions of Warrant or to distribute any Warrant Certificate which evidences a fractional Warrant, nor shall the Company be required to make any cash adjustment in respect of a fractional interest in a Warrant, but any person or entity entitled to a fractional interest in a Warrant may elect, during such period of time (not less than 20 or more than 90 days from the date such person or entity first becomes entitled to such fractional interest in a Warrant) as the Company shall determine, to purchase the additional fractional interest required to make up a full Warrant or to sell the fractional interest to which such person or entity is entitled. Such election shall be made on a form to be provided for such purpose by the Company. If such election is not made in the time prescribed by the Company, the fractional interest to which such person or entity is entitled shall be sold to a third party or retained as a treasury share. Upon any sale the Company shall promptly deliver to the holder of such fractional interest the proportional amount of the proceeds of such sale attributable to such holder’s fractional interest. Such purchase or sale shall be effected in the manner set forth in subsection (c) of this Section 10 by the Company, acting as agent for the person or entity entitled to such fractional interest. For purposes of subsection (c) of this Section 10, the purchase or sale price of a fractional interest of a Warrant shall be the purchase or sale price for the Equity Interest that would, except for the provisions of this Section, be issuable upon the exercise of such fractional interest.

(b) Fractional Warrant Shares. The Company shall not be required to issue fractions of Warrant Shares upon exercise of the Warrant or to distribute certificates which evidence fractional Warrant Shares, nor shall the Company be required to make any cash adjustment in respect of a fractional interest in a Warrant Share, but any person or entity entitled to a fraction of a Warrant Share upon exercise of any Warrant may elect, during such period of

Carnegie Mellon/ Carmell License Final	26

time (not less than 20 or more than 90 days from the date such person or entity first becomes entitled to such fractional interest in a Warrant Share) as the Company shall determine, to purchase the additional fractional interest required to make up a full Warrant Share or to sell the fractional interest to which such person or entity is entitled. Such election shall be made on a form to be provided for such purpose by the Company. If such election is not made within the time prescribed by the Company, the fractional interest to which such person or entity is entitled will be sold to a third party or retained as a treasury share. Upon any sale the Company shall promptly deliver to the holder of such fractional interest the proportional amount of the proceeds of such sale attributable to such holder’s fractional interest. Such purchase or sale shall be effected in the manner set forth in subsection (c) of this Section 10 by the Company, acting as agent for the person or entity entitled to such fractional interest.

(c) Certain Procedures Applicable to Purchase and Sale of Fractional Interests. The Company shall bill each person or entity entitled to a fractional interest in the Warrant or Warrant Shares for the cost of any additional fractional interest purchased by the Company as agent for such person or entity or shall remit to such person or entity the proceeds of the sale of any fractional interest sold by it as such agent. In the case of a purchase, the Company may sell the Warrant or Warrant Share to which such person or entity is entitled if payment is not received by the Company within 30 days after the mailing of such bill and, after deducting the amount of such bill and other appropriate charges, shall remit the balance, if any, to such person or entity. Fractional interests shall be non-transferable except by or to the Company acting as herein authorized. The Company may purchase or sell a fractional interest for an amount equal to the current value of such fractional interest computed on the basis of the market price of the Equity Interest on the Date of Exercise of the related Warrant. Purchases and sales of fractional interests by the Company may, in its sole discretion, be set off one against the other on the basis ·of the market price on the date of setoff.

Section 11. Registration of Warrant and Warrant Shares.

(a) No Registration under Securities Act. Neither the Warrant nor the Warrant Shares have been registered under the Securities Act of 1933, as amended (such Act, or any similar Federal statute then in effect, being the “Securities Act”). The Warrant Shares will be marked with a legend similar to the one appearing on the Warrant Certificate. The holder of this Warrant Certificate, by acceptance hereof, represents that it is acquiring the Warrant to be issued to it for its own account and not with a view to the distribution thereof, and agrees not to sell, transfer, pledge or hypothecate any Warrant or any Warrant Shares unless a registration statement is effective for such Warrant or Warrant Shares under the Securities Act or in the opinion of such holder’s counsel (a copy of which opinion shall be delivered to the Company) such transaction is exempt from the registration requirements of the Securities Act.

(b) Compliance; Financial Information. Following the date on which the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934 (such Act. or any similar Federal statute then in effect, being the “Exchange Act”) the Company will use its best efforts to comply with the reporting requirements of Section 13 and 15(d) of the Exchange Act (whether or not it shall be required to do so pursuant to such Sections) and will use its best efforts to comply with all other public information reporting requirements of the Securities and Exchange Commission (such Commission or any successor to any or all of its functions being the “Commission”) (including. without limitation, Rule 144 promulgated by the Commission under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for sale of restricted securities. The Company shall furnish to Carnegie Mellon financial statements and reports relating to the Company as soon as reasonably practicable following each fiscal quarter and year until such time as the Company becomes subject to the reporting requirements of the Exchange Act. The Company will

Carnegie Mellon/ Carmell License Final	27

cooperate with the holder of this Warrant Certificate and with each holder of any Warrant Shares in supplying such information as may be necessary for any such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of restricted securities. ·

(c) "Piggyback" Registration. Whenever the Company proposes to file under the Securities Act a registration statement relating to a public offering of its Equity Interest that includes Shares held by owners of the Company (other than a registration statement required to be filed in respect of employee benefit plans of the Company on Form S-8 or any similar form from time to time in effect or pursuant to subsection (d) of this Section 11), the Company shall at least fifteen days prior to such filing give effective written notice of such proposed filing to the registered holder of each Warrant or Warrant Share. Upon receipt by the Company not more than fifteen days after such effective notice of a written request or written requests from one or more of such holders for registration of Warrant Shares, the Company shall include in such offering a pro rata portion of the Warrant Shares as to which such holder or holders request such inclusion, on terms and conditions comparable to those of the securities offered on behalf of the Company and the other owners whose shares are included in such registration.

(d) Other Provisions Relating to Registration Rights. In connection with any registration pursuant to this Section 11:

(i) Duration of Effectiveness of the Registration Statement. The Company shall not be required to maintain the effectiveness of any registration statement under subsection (c) of this Section 11 for a period in excess of six months or, in the case of any registration statement under subsection (c) of this Section 110 filed on a Form S-3 Registration Statement under the Securities Act, for a period in excess of twelve months, or in the case of an underwritten offering, such longer period as may be required by the Act to enable the underwriters to complete such offering.

(ii) Certain Documents to be Provided by the Company. The Company will furnish to each holder of a Warrant or Warrant Shares (A) at least seven days prior to the filing thereof with the Commission, a copy of the registration statement in the form in which the Company proposes to file the same with the Commission and, not later than the effective date thereof, a copy of any and all amendments to such registration statement, (B) within five days of the filing thereof with the Commission, a copy of any and all post-effective amendments to such registration statement, and (C) at the request of any such holder, a reasonable number of copies of a preliminary prospectus and a final prospectus (each of which shall, as of their respective dates, comply with Section 10 of the Securities Act and shall not, as of such dates, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make statements therein not misleading) covering the offering and sale by such holders of the Warrant Shares to be covered thereby as aforesaid.

(iii) Stop Order. The Company will advise each of such holders of the entry of any stop order suspending the effectiveness of such registration statement or of the initiation of any proceeding for that purpose, and, if such stop order should be entered, use its best efforts promptly to cause such stop order to be lifted or removed.

(iv) Required Amendments and Supplements to the Registration Statement. For such period of time (not exceeding the maximum period of time for which the Company is required to maintain the effectiveness of such registration statement) as any of such holders may be required by law to deliver a prospectus in connection with a sale

Carnegie Mellon/ Carmell License Final	28

of any Warrant Shares pursuant to such registration statement, if any event shall occur as a result of which it is necessary to amend or supplement the prospectus forming a part of such registration statement in order to correct an untrue statement of a material fact, or an omission to state a material fact necessary to make statements therein, in the light of the circumstances existing when such prospectus is delivered to a purchaser, not misleading or if it is necessary to amend or supplement such prospectus to comply with any law, the Company will forthwith prepare and furnish to each of such holders a reasonable number of amended or supplemented prospectuses so that statements in the prospectuses as so amended or supplemented will not, in the light of the circumstances then existing, be misleading, or so that such prospectuses will comply with law.

(v) Blue Sky Compliance. The Company will use its reasonable best efforts to qualify, file or register the Warrant Shares being registered under the securities laws of such states of the United States of America as may be reasonably designated by the holders of Warrant or Warrant Shares and to obtain the consent, authorization or approval of any governmental agency (other than any such consent, authorization or approval required under any statute or regulation applicable to any such holders and not applicable to investors generally) required in connection with the issuance of the Warrant Shares being registered or in order that such holders may publicly sell the Warrant Shares covered by such registration statement.

(vi) Expenses. All fees, disbursements and expenses incurred by the Company in connection with the registration pursuant to subsection (c) of this Section 11, and all reasonable fees and disbursements of one counsel for the holders of a Warrant or Warrant Shares, shall be borne by the Company, including, without limitation, all registration and filing fees, all costs of preparation and printing (in such quantities as the holders of a Warrant or Warrant Shares may reasonably request) of any registration statement and related prospectus and any amendments or supplements thereto, all fees and disbursements of counsel for the Company, the expenses of complying with applicable securities or blue sky laws, and all costs in connection with the preparation and delivery of such legal opinions, auditors’ comfort letters or other closing documents as the holders of a Warrant or Warrant Shares shall reasonably request.

(vii) Indemnity. The Company will indemnify and hold harmless each holder of a Warrant or Warrant Shares and any underwriter (as defined in the Securities Act) for such holder and each person or entity, if any, who controls such holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages, liabilities, costs or expenses, joint or several, or actions in respect thereof to which such holder or underwriter or controlling person or entity may become subject under the Securities Act, or otherwise, insofar as such losses, claims, damages, liabilities, costs, expenses or actions in respect thereof arise out of, or are based upon, or are related to, any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Warrant Shares of or pertaining to such holder were registered under the Securities Act, any preliminary prospectus, amended preliminary prospectus, or final prospectus contained therein, or any amendment or supplement thereto, or arise out of, or are based upon, or are related to, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such holder or underwriter or controlling person or entity for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided that to the extent that any such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said

Carnegie Mellon/ Carmell License Final	29

amended preliminary prospectus or said final prospectus or any said amendment or supplement in reliance upon, and in conformity with, written information furnished to the Company in an instrument duly executed by such holder or by any underwriter for such holder specifically for use in the preparation thereof, the Company will not be so liable to such holder or underwriter.

(viii) Conflicting Registration Rights. To the extent Carnegie Mellon is accorded similar registration rights under a registration rights agreement (or any similar agreement) and the terms of such other registration rights conflict with the registration rights set forth in this Section 11, then the terms and conditions of such other registration rights shall prevail.

Section 12. Notices. All notices, requests, demands and other communications relating to this Warrant Certificate shall he in writing, including by telex, telegram or cable, addressed, if to the registered owner hereof, to it at the address furnished by the registered owner to the Company, and if to the Company, to it at                     , or to such other address as any party shall notify the other party in writing, and shall be effective, in the case of written notice by mail, three days after placement into the mails (first class, postage prepaid), and in the case of notice by facsimile, on the same day as sent.

Section 13. Binding Effect. This Warrant Certificate shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, and Carnegie Mellon and the registered holder or holders from time to time of the Warrant and the Warrant Shares.

Section 14. Survival of Rights and Duties. This Warrant Certificate shall terminate and be of no further force and effect on the earlier of 5:00 P.M., Pittsburgh time, on the Expiration Date or the date on which all of the Warrant have been exercised.

Section 15. Governing Law. This Warrant Certificate shall be construed in accordance with and governed by the laws of the State of Pennsylvania.

(The balance of this page is intentionally left blank).

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IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed under its corporate seal by its officer(s) thereunto duly authorized as of the date hereof.

COMPANY.

[CORPORATE SEAL]	By:
Name:
Title:

ATTEST:

Secretary

Carnegie Mellon/ Carmell License Final	31

FORM OF ELECTION TO PURCHASE

(To Be Executed by the Holder if the Holder Desires to Exercise the Warrant Evidenced by the Foregoing Warrant Certificate)

To <COMPANY>.:

The undersigned hereby irrevocably elects to exercise the right to purchase evidenced by the foregoing Warrant Certificate for, and to purchase thereunder,                     full Shares issuable upon exercise of said Warrant and delivery of $10.00 in cash, (as provided for in the foregoing Warrant Certificate) and any applicable taxes payable by the undersigned pursuant to such Warrant Certificate.

The undersigned requests that certificates for such shares be issued in the name of

PLEASE INSERT SOCIAL SECURITY OR TAX
IDENTIFICATION NUMBER:

(Please print name and address)

If said number of warrant shares shall not be all the Warrant evidenced by the foregoing Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrant not so exercised be issued in the name of and delivered to

(Please print name and address)

Dated: , 20	Name of
Holder (Print):

(By:)
(Title:)

Carmell/ Carnegie Mellon License Final

FORM OF ASSIGNMENT

FOR VALUE RECEIVED,                     hereby sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned in and to the number of Warrant Shares (as defined in and evidenced by the foregoing Warrant Certificate) set opposite the name of such assignee below and in and to the foregoing Warrant Certificate with respect to said Warrant and the Shares issuable upon exercise of said Warrant:

Name of Assignee	Address	Number of Warrant

If the total of said Warrant Shares shall not be all the Warrant Shares evidenced by the foregoing Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrant not so assigned be issued in the name of and delivered to the undersigned.

Name of
Holder (Print):

Dated: , 20	(By:)
(Title:)

Carmell/ Carnegie Mellon Final

2

Attachment D

RIGHT OF ENTRY LICENSE

TERMS AND CONDITIONS

1.

For purposes of this Right of Entry License: The “Premises” shall mean that certain real property owned and/or which Carnegie Mellon has the right to use located at, Room 262, Mellon Institute, 4400 Fifth Avenue, Pittsburgh, PA 15213 and the equipment located therein (the “Premises”). The “Purpose” shall mean the use of the Premises to facilitate the creation and transfer of knowledge, skills, processes and techniques associated with the early development, fabrication, testing and use of the Licensed Technology during the start-up and early stages of business of Licensee. “Licensee Parties” shall mean Licensee, its officers, employees, agents and invitees (only to the extent accompanied by Licensee employees or agents).

2.

Subject to the terms and conditions set forth in this Right of Entry License, Carnegie Mellon hereby grants to Licensee the non-exclusive right for the Licensee Parties to enter upon the Premises, in such areas as are reasonably necessary for the Purpose (the “Right of Entry Area”), provided that in each such case the Licensee Parties do not unreasonably interfere with the business and operations of Carnegie Mellon as determined by Carnegie Mellon. The entry upon and use of the Right of Entry Area shall be at the sole risk and expense of Licensee.

3.

The right to enter and use the Right of Entry Area for the Purpose shall terminate on the earlier to occur of (i) the date and time on which Licenses advises Carnegie Mellon that access to the Right of Entry Area is no longer needed, or (ii) twelve (12) months from the date of the Agreement, at Carnegie Mellon’s close of business (ordinarily 5:00 p.m.), or (iii) the date the Agreement is terminated for any reason, or (iv) the next day, at Carnegie Mellon’s close of business (ordinarily 5:00 p.m.), following receipt by Licensee of written notice from Carnegie Mellon that Licensee’s right to enter and use has been terminated by Carnegie Mellon due to a breach by Licensee of any of the terms and conditions of this Right of Entry License. Prior to the effective date and time of termination, Licensee shall remove all of its equipment, materials and personnel from the Right of Entry Area, and shall return the Right of Entry Area to its original condition.

4.

In the event that Carnegie Mellon has separately granted to Licensee permission to film, photograph and/or record in any manner in the Right of Entry Area for the Purpose, Licensee acknowledges and agrees that Licensee is solely responsible for seeking and obtaining the appropriate authorizations required for Licensee to use, in the manner desired by the Licensee (in conformance with the Purpose), the names, likenesses, images and other similar items of all persons and materials filmed, photographed and/or recorded by it.

5.

While in the Right of Entry Area, Licensee shall comply, and shall cause the other Licensee Parties to comply, with all applicable Carnegie Mellon security and access procedures and other restrictions and requirements (e.g., safety guidelines) applicable to the Right of Entry Area, if any, of which it is made aware or has knowledge. In the event that the Right of Entry Area is in a secure area, Licensee agrees that it and other Licensee Parties shall not enter the Right of Entry Area unless it is accompanied at all times by Carnegie Mellon personnel.

Right of Entry License Agreement

6.

Licensee must advise all Licensee Parties that entry and use of the Right of Entry Area does not constitute an endorsement, recommendation or favoring by Carnegie Mellon or any of its employees or agents of Licensee or its products or services. The Right of Entry License does not grant Licensee the right to use the name Carnegie Mellon for advertising or product/service endorsement purposes or otherwise. Carnegie Mellon does not endorse, recommend or favor any commercial product or services of Licensee by this Right of Entry License.

7.

Licensee shall indemnify, defend and hold harmless Carnegie Mellon and its trustees, officers, employees and agents from and against any and all claims, suits, actions, demands, liabilities, injuries, losses, costs, damages and/or expenses (including, without limitation, charges imposed for any violation of any law, regulation or ordinance and attorneys’ fees and court costs) arising out of or relating to the entrance upon and/or use of the Right of Entry Area by Licensee or any of the Licensee Parties and/or the rights granted hereunder, including without limitation claims of personal injury (including without limitation, death), damage to property, active or passive negligence or violation of any law, regulation or ordinance. The foregoing indemnity includes, but is not limited to, indemnification by Licensee for the negligence of Carnegie Mellon or its trustees, officers, employees or agents against personnel of Licensee, but does not include indemnification by Licensee for the gross negligence or willful misconduct of Carnegie Mellon or its trustees, officers, employees, attorneys or agents.

8.	Licensee may not assign this Right of Entry License, in whole or in part, including any rights granted to Licensee hereunder.

Right of Entry License Agreement

2